Exhibit (4)(b)(i)

ADDITIONAL BENEFITS SPECIFICATIONS

GUARANTEED LIVING WITHDRAWAL BENEFIT RIDER:

[Marketing Name]

Covered Person:	[John Doe]

Joint Covered Person:	[Jane Doe]

Effective Date:	[Issue Date]

Bonus Period:	[10] Contract Years

Bonus Rate:	[6.25]%

GLWB Maximum Annual
Purchase Payment Amount:	[$50,000.00]

Annual Rider Fee Rate:	[1.50]%

The above-listed Rider Fee Rate is guaranteed for the life of the Rider unless you elect a Step-Up as described in the Rider. The Annual Rider Fee Rate will never exceed the Maximum Annual Rider Fee Rate indicated below.

Maximum Annual Rider Fee Rate:            [2.50%]

Maximum Withdrawal Benefit Base:     [$5,000,000]

Maximum Lifetime Withdrawal Percentages:

Attained Age of Covered	Benefit Percentage
or Joint Covered Person	Single Life	Joint Life
[55 – 59]	[3.50]%	[3.20]%
[60 – 64]	[4.00]%	[3.70]%
[65 – 69]	[5.00]%	[4.70]%
[70 – 74]	[5.25]%	[4.95]%
[75 – 79]	[5.50]%	[5.20]%
[80 – 84]	[5.75]%	[5.45]%
[85-90]	[6.00]%	[5.70]%
[90+]	[6.00]%	[5.70]%

ICC20-VATRAD-ABPGLWB-01

[3-E]